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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 )*
                                             ---

                         ITT Educational Services, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock

--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    45068B109

                  ---------------------------------------------
                                 (CUSIP Number)



                                December 31, 2001
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 9 pages

SEC 1745 (2/92)

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                                       13G
                                                            Page 2 of 9 pages
CUSIP No.  45068B109
          --------------


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Liberty Wanger Asset Management, L.P.  36-3820584

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                          (a) [ ]

                                                                    (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------

                       5    SOLE VOTING POWER

                                None

     NUMBER OF
                     -----------------------------------------------------------
       SHARES
                       6    SHARED VOTING POWER
    BENEFICIALLY

      OWNED BY                  2,546,000

        EACH         -----------------------------------------------------------

      REPORTING
                       7    SOLE DISPOSITIVE POWER
       PERSON
                                None
        WITH
                     -----------------------------------------------------------

                       8    SHARED DISPOSITIVE POWER

                                2,546,000

--------------------------------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,546,000

--------------------------------------------------------------------------------

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable

--------------------------------------------------------------------------------

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.8%

--------------------------------------------------------------------------------

  12   TYPE OF REPORTING PERSON*

           IA

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


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                                       13G
                                                         Page 3 of 9 pages
CUSIP No.         45068B109
                 ------------------------


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            WAM Acquisition GP, Inc.

--------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                       (a) [ ]

                                                                 (b) [ ]

--------------------------------------------------------------------------------

  3     SEC USE ONLY


--------------------------------------------------------------------------------

  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------

                       5    SOLE VOTING POWER

                                None

     NUMBER OF
                     -----------------------------------------------------------
       SHARES
                       6    SHARED VOTING POWER
    BENEFICIALLY

      OWNED BY                  2,546,000

        EACH         -----------------------------------------------------------

      REPORTING
                       7    SOLE DISPOSITIVE POWER
       PERSON
                                None
        WITH
                     -----------------------------------------------------------

                       8    SHARED DISPOSITIVE POWER

                                2,546,000

--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,546,000

--------------------------------------------------------------------------------

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable

--------------------------------------------------------------------------------

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.8%

--------------------------------------------------------------------------------

  12   TYPE OF REPORTING PERSON*

           CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


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Item 1(a)                  Name of Issuer:

                                 ITT Educational Services, Inc.


Item 1(b)                  Address of Issuer's Principal Executive Offices:

                                 5975 Castle Creek Parkway N. Drive
                                 P.O. Box  50466
                                 Indianapolis, Indiana  46250-0466


Item 2(a)                  Name of Person Filing:

                                 Liberty Wanger Asset Management, L.P. ("WAM") WAM Acquisition GP, Inc., the general partner of WAM ("WAM GP")



Item 2(b)                  Address of Principal Business Office:

                                 WAM and WAM GP are both located at:

                                 227 West Monroe Street, Suite 3000
                                 Chicago, Illinois  60606


Item 2(c)                  Citizenship:

                                 WAM is a Delaware limited partnership; WAM GP is a Delaware corporation.

Item 2(d)                  Title of Class of Securities:

                                 Common Stock

Item 2(e)                  CUSIP Number:

                                 45068B109

Item 3                     Type of Person:

                                 (e)  WAM is an Investment Adviser registered
                                      under section 203 of the Investment
                                      Advisers Act of 1940; WAM GP is the
                                      General Partner of the Investment Adviser.

                               Page 4 of 9 pages

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Item 4                     Ownership (at December 31, 2001):

                                 (a)  Amount owned "beneficially" within the
                                      meaning of rule 13d-3:

                                      2,546,000

                                 (b)  Percent of class:

                                      10.8% (based on 23,655,613 shares
                                      outstanding as of October 26, 2001)

                                 (c) Number of shares as to which such person has:

                                          (i)  sole power to vote or to direct
                                               the vote:  none

                                         (ii)  shared power to vote or to direct
                                               the vote:  2,546,000

                                        (iii)  sole power to dispose or to
                                               direct the disposition of:  none

                                         (iv)  shared power to dispose or to
                                               direct disposition of:  2,546,000


Item 5                     Ownership of Five Percent or Less of a Class:

                                 Not Applicable

Item 6                     Ownership of More than Five Percent on Behalf of
                           Another Person:

                                 The shares reported herein have been acquired on behalf of discretionary clients of WAM. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                                 Not Applicable

Item 8                     Identification and Classification of Members of the
                           Group:

                                 Not Applicable

Item 9                     Notice of Dissolution of Group:

                                 Not Applicable

                               Page 5 of 9 pages

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Item 10                    Certification:

                                    By signing below I certify that, to the best
                           of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 6 of 9 pages

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                                    Signature
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2002


                           The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                    WAM Acquisition GP, Inc.
                                      for itself and as general partner of
                                      LIBERTY WANGER ASSET MANAGEMENT, L.P.




                                    By:  /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary

                               Page 7 of 9 pages

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                                  Exhibit Index
                                  -------------

Exhibit 1 Joint Filing Agreement dated as of February 14, 2002 by and between Liberty Wanger Asset Management, L.P. and WAM Acquisition GP, Inc.



                               Page 8 of 9 pages

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                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

         The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

                           Dated:  February 14, 2002


                                    WAM Acquisition GP, Inc.
                                      for itself and as general partner of
                                      LIBERTY WANGER ASSET MANAGEMENT, L.P.



                                    By:  /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary

                               Page 9 of 9 pages